UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Agere Systems Inc.

(Name of Registrant as Specified In Its Charter)

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Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Agere Systems will hold its Annual Meeting of Stockholders in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876, on Thursday, February 19, 2004, at 9:00 a.m. E.S.T. We are holding the meeting for the following purposes:

1.	To elect two members of the Board of Directors, whose terms are described in the proxy statement.

2.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of Agere Systems Class A and Class B common stock at the close of business on December 22, 2003, are entitled to vote at the meeting.

In addition to the proxy statement, proxy card and voting instructions, a copy of Agere Systems’ annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can help us save money by voting over the Internet or by telephone. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

JEAN F. RANKIN
Senior Vice President, General Counsel
and Secretary

January 12, 2004

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Agere Systems Inc. of proxies to be voted at the company’s Annual Meeting of Stockholders, to be held on February 19, 2004, and at any meeting following postponement or adjournment of the annual meeting.

You are cordially invited to attend the annual meeting, which will begin at 9:00 a.m. E.S.T. The meeting will be held in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876. Stockholders will be admitted beginning at 8:00 a.m. E.S.T. The location is accessible to handicapped persons, and we will provide wireless headsets for hearing amplification upon request.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, that is, you have an Agere Systems stock certificate or hold your shares in an account with our transfer agent, The Bank of New York, and received our proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket and bring it with you to the meeting. A map and directions to the meeting are printed on the admission ticket. If you are a stockholder of record, received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, you should contact The Bank of New York by phone at 1-866-AGEREIR, or by writing to The Bank of New York, P.O. Box 11082, Church Street Station, New York, New York 10286, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent account statement, to our transfer agent, The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are an Agere Systems stockholder.

We will also be webcasting the annual meeting. You can access the webcast at http://www.agere.com/webcast. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first mailing this proxy statement, the proxy card and voting instructions on January 12, 2004, to persons who were stockholders at the close of business on December 22, 2003, the record date for the meeting.

Our fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2003 or fiscal 2003 refer to the 12-month period from October 1, 2002 through September 30, 2003.

Proxies and Voting Procedures

You can vote your shares by completing and returning a proxy card or, if you hold your shares in “street name,” a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this proxy statement. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on February 18, 2004. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you are a participant in one of our 401(k) plans, your voting instructions must be received by 11:59 p.m. E.S.T. on February 16, 2004.

You can revoke your proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted FOR the election of the nominees for Director named below.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors. If you hold shares through one of our 401(k) plans and do not vote, those shares will be voted in the same proportion as shares in the plan that are voted by plan participants.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this proxy statement went to press, we did not know of any matters that are to be presented at the annual meeting other than the election of Directors.

Stockholders Entitled to Vote

You are entitled to vote at the annual meeting all shares of our Class A and Class B common stock that you held as of the close of business on the record date. Each share of Class A common stock is entitled to one vote with respect to each matter properly brought before the meeting. Each share of Class B common stock is entitled to four votes with respect to the election of Directors and one vote with respect to each other matter properly brought before the meeting.

On December 22, 2003, there were 792,118,909 shares of Class A common stock outstanding and 907,994,888 shares of Class B common stock outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1110 American Parkway NE, Allentown, Pennsylvania 18109, between the hours of 9 a.m. and 4 p.m. E.S.T.

Required Vote

The presence, in person or by proxy, of the holders of a majority of all the votes that could be cast by the holders of all the outstanding shares of Class A and Class B common stock is required in order to transact business at the meeting.

A plurality of the votes duly cast is required for the election of Directors. That is, the nominees receiving the greatest number of votes will be elected.

In the election of Directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. Broker “non-votes,” if any, will not be counted as votes cast in the election of Directors.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

Under rules adopted by the Securities and Exchange Commission, we are permitted to deliver a single copy of our proxy statement and annual report on Form 10-K to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail.

This year, we implemented householding for all stockholders who share the same last name and address and, for shares held in “street name,” where the shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), so that they are receiving only one copy of our proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of this year’s proxy statement and annual report on Form 10-K, please write to us c/o The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286, or call us at 1-866-AGEREIR and press prompt 1.

If you share the same last name and address with other Agere Systems stockholders and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).

If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so either by voting at http://www.proxyvote.com or by visiting http://www.investordelivery.com. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Allowing us to household annual meeting materials or electing to view them electronically will help us save on the cost of printing and distributing these materials.

Cost of Proxy Distribution and Solicitation

Agere Systems will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by Directors, officers or employees of the company, who will receive no additional compensation for soliciting. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Agere Systems stock.

GOVERNANCE OF THE COMPANY

Pursuant to the Delaware General Corporation Law and the company’s by-laws, Agere Systems’ business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have nine members of the Board.

The Board has three standing committees:

•	The Audit and Finance Committee, the members of which are: Richard L. Clemmer (Chair), Rajiv L. Gupta, Harold A. Wagner and John A. Young;

•	The Compensation Committee, the members of which are: Rae F. Sedel (Chair), Harold A. Wagner and John A. Young; and

•	The Nominating/Governance Committee, the members of which are: Harold A. Wagner (Chair) and Krish A. Prabhu.

The Board has determined that all of the Directors other than Mr. Dickson, including those who serve on these committees, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit and Finance Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange. The Board based these determinations primarily on a review of the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board. The Board has also adopted a code of conduct that applies to all of our employees, officers and Directors. You can find links to these materials on our website at: http://www.agere.com/governance.

During fiscal 2003, the Board held six meetings and the committees held a total of 15 meetings. None of the Directors attended fewer than 75% of the total number of meetings of the Board of Directors and the Board committees of which he or she was a member during fiscal 2003. At least quarterly, the non-management Directors meet in private session without members of management. These sessions are presided over by our Chairman, Mr. Wagner.

Audit and Finance Committee

The Audit and Finance Committee focuses its efforts on the following three areas:

•	The adequacy of Agere Systems’ internal controls and financial reporting process and the integrity of Agere Systems’ financial statements;

•	The performance of Agere Systems’ internal auditors and the qualifications, independence and performance of Agere Systems’ independent auditors; and

•	Agere Systems’ compliance with legal and regulatory requirements.

The committee meets periodically with management to consider the adequacy of Agere Systems’ internal controls and the financial reporting process. It also discusses these matters with Agere Systems’ independent auditors and with appropriate company financial personnel. The committee reviews our financial statements and discusses them with management and the independent auditors before those financial statements are filed with the Securities and Exchange Commission. The committee met nine times in fiscal 2003.

The committee regularly meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and periodically reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

Audit Committee Financial Expert.    The Board has determined that the Chairman of the committee, Mr. Clemmer, is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K, and “independent” for purposes of current and recently-adopted New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

We have reviewed Agere Systems’ audited financial statements as of and for the fiscal year ended September 30, 2003, and met with both management and PricewaterhouseCoopers LLP, Agere Systems’ independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in Agere Systems’ annual report on Form 10-K for the fiscal year ended September 30, 2003.

Richard L. Clemmer (Chair)
Rajiv L. Gupta
Harold A. Wagner
John A. Young

Nominating/Corporate Governance Committee

The responsibilities of the Nominating/Corporate Governance Committee include:

•	Identifying, evaluating and recommending to the Board, prospective nominees for Director;

•	Periodically reviewing the company’s corporate governance guidelines;

•	Periodically reviewing the performance of the Board and its members and making recommendations to the Board concerning the number, function and composition of the Board’s committees; and

•	Making recommendations to the Board from time to time as to matters of corporate governance.

The Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to company business. The committee was formed in mid-2003 and met once in fiscal 2003. Prior to the formation of the committee, its functions were performed by the Corporate Governance and Compensation Committee.

When considering candidates for Director, the committee takes into account a number of factors, including the following:

•	Independence from management;

•	Age, gender and ethnic background;

•	Whether the candidate has relevant business experience;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses;

•	Potential conflicts of interest with other pursuits;

•	Legal considerations such as antitrust issues;

•	Corporate governance background;

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit and Finance Committee membership;

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	The size and composition of the existing Board.

The committee will consider candidates for Director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for Director should write to our Corporate Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	The name of and contact information for the candidate;

•	A statement of the candidate’s business and educational experience;

•	Information regarding each of the factors listed above, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Agere Systems;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Before nominating a sitting Director for re-election at an annual meeting, the committee will consider:

•	The Director’s performance on the Board; and

•	Whether the Director’s re-election would be consistent with the company’s governance guidelines.

When seeking candidates for Director, the committee may solicit suggestions from incumbent Directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a Director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

This year, Mr. Clemmer, who was elected a Director by the Board in 2002, is standing for election by the stockholders for the first time. Mr. Clemmer was recommended to the Board by our Chief Executive Officer. Mr. Dickson believed that Mr. Clemmer would make a valuable addition to our Board based on Mr. Clemmer’s financial and industry experience.

Under Agere Systems’ by-laws, nominations for Director may be made only by or at the direction of the Board of Directors, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the by-laws to Agere Systems’ Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For Agere Systems’ annual meeting in the year 2005, we must receive this notice on or after October 8, 2004, and on or before November 7, 2004. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 1110 American Parkway NE, Allentown, Pennsylvania 18109.

Compensation Committee

The Compensation Committee is responsible for setting executive officer compensation, for making recommendations to the full Board concerning Director compensation and for general oversight for the compensation and benefit programs for other employees. The committee, including its predecessor, the Corporate Governance and Compensation Committee, met five times in fiscal 2003.

Compensation of Directors

Our outside Directors, that is Directors who are not employees of Agere Systems, each receive annually a retainer of $45,000 and an option to purchase 30,000 shares of our Class A common stock, or 55,000 shares in the case of our Chairman. Each new outside Director receives an option to purchase 50,000 shares of our Class A common stock upon appointment. The annual grants to Directors are made on the date of our annual meeting.

The exercise price per share for these options, which are granted under our Non-Employee Director Stock Plan, is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant.

In early 2003, we terminated our deferred compensation plan and distributed to participants their account balances. That plan had permitted non-employee Directors to defer all or a portion of their cash compensation to a deferred compensation account. Deferred compensation plan accounts had two components: an Agere Systems stock portion and a cash portion. Directors could defer receipt of cash retainers to either portion of their accounts. The value of the stock portion of an account fluctuated based on changes in the price of Agere Systems stock. The cash portion of an account earned interest, compounded quarterly, at an annual rate equal to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter.

Agere Systems also provides outside Directors with travel accident insurance when on company business.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2003 were Rae F. Sedel, Harold A. Wagner and John A. Young. None of the members have ever been an officer or employee of Agere Systems or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2003.

Stockholder Communications with Directors

Agere Systems stockholders who want to communicate with the Board or any individual Director can write to:

Agere Systems Inc.
Board Administration
Room 4U-541
Four Connell Drive
Berkeley Heights, NJ 07922

Your letter should indicate that you are an Agere Systems stockholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

Director Attendance at Annual Meetings

We typically schedule a Board meeting in conjunction with our annual meeting and expect that our Directors will attend, absent a valid reason, such as a schedule conflict. Last year, all seven of the individuals then serving as Directors attended our annual meeting.

Our Relationship with Our Independent Auditors

The fees billed by PricewaterhouseCoopers LLP for the indicated services performed during fiscal 2003 and fiscal 2002 were as follows:

	Fiscal 2003	Fiscal 2002
Audit fees	$1,938,000	$2,217,000
Audit-related fees	436,000	623,000
Tax fees	762,000	723,000
All other fees	—	—

The amounts shown for “Audit-related fees” were for financial due diligence services in connection with asset sales and acquisitions, intellectual property royalty audits, audits of employee benefit plans and consultations regarding generally accepted accounting principles. The amounts shown for “Tax fees” were for assistance with transfer pricing, expatriate tax services, personal financial and tax return preparation and planning services, international tax compliance, international tax advice and federal and state tax advice.

Under its charter, the Audit and Finance Committee must pre-approve all engagements of our independent auditor unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditor’s retention to audit our financial statements, including the associated fee, is approved by the committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the fiscal year, the Audit and Finance Committee will evaluate other known potential engagements of the independent auditor, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent auditor, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the Chairman so approves any such engagements, he will report that approval to the full committee at the next committee meeting.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit and Finance Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

Appointment of Auditors for Fiscal 2004

The Audit and Finance Committee has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for fiscal 2004.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our Class A or Class B common stock, all required reports for fiscal 2003 have been timely filed.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2007. The Board has nominated Richard L. Clemmer and John T. Dickson for the positions. You can find information about Messrs. Clemmer and Dickson below. One of our Directors, John A. Young, will be retiring at the meeting. Mr. Young served as our first Chairman, and we are grateful to him for the time and wise counsel he has provided us since joining the Board in 2001, and wish him well in his future endeavors. As a result of Mr. Young’s retirement, the Board will reduce its size from nine to eight and will reduce the size of the class of Directors being elected at the meeting from three to two, effective just prior to the election of Directors at the annual meeting.

The persons named in the proxy card will vote such proxy for the election of Messrs. Clemmer and Dickson, unless you indicate that your vote should be withheld. If elected, Messrs. Clemmer and Dickson will each continue in office until his successor has been duly elected and qualified, or until the earlier of his death, resignation or retirement. Messrs. Clemmer and Dickson have each indicated to the company that he will serve if elected. We do not anticipate that either nominee will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Messrs. Clemmer and Dickson as Directors.

NOMINEES FOR TERMS EXPIRING IN 2007

Richard L. Clemmer, Director since October 2002. Mr. Clemmer has over 30 years of experience in the technology industry, where he has held a variety of executive, financial and management positions. Since mid-2003, he has been Chairman and President of Venture Capital Technology LLC, which is focused on investing in and consulting for technology companies. Between May 2001 and January 2003, he was on the Board and served as an executive at PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., which was a provider of hard disk drives and other storage solutions. From 1988 to 1996, Mr. Clemmer was Senior Vice President and Chief Financial Officer of Texas Instruments Incorporated’s Semiconductor Group. Age: 51.

In September 2002, while Mr. Clemmer was Chairman, Chief Executive Officer and Chief Financial Officer of PurchasePro, having been asked to take over from prior management, PurchasePro filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in connection with an agreement to sell substantially all of its assets.

John T. Dickson, Director since March 2001. Mr. Dickson has been our President and Chief Executive Officer since August 2000. Previously, Mr. Dickson had been

Executive Vice President and Chief Executive Officer of Lucent Technologies Inc.’s Microelectronics and Communications Technologies Group since October 1999. He joined AT&T in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent’s Microelectronics Group in 1997. Before joining AT&T, Mr. Dickson was Chairman and Chief Executive Officer of Shographics from 1992 until 1993, was President and Chief Executive Officer of Headland Technology Incorporated from 1991 to 1992, held various management positions at ICL plc from 1983 until 1991 and held various management positions at Texas Instruments from 1969 until 1983. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health and Hospital Network. Age: 57.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2005

Harold A. Wagner, Director since March 2001 and Chairman of the Board since December 2001. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a multi-national chemicals manufacturing company, a position he held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation and PACCAR Inc. He is a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc. and is a member of the Business Advisory Committee of A.P. Møller. Age: 68.

Richard S. Hill, Director since July 2003. Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of the Board of Directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of the University of Illinois Foundation, the Semiconductor Equipment and Materials International Association (SEMI) and LTX Corporation. Age: 51.

Krish Prabhu, Director since January 2003. Mr. Prabhu has been a partner with Morgenthaler Ventures, a private equity firm, since November 2001. Between September 1999 and September 2001, he was Chief Operating Officer of Alcatel, a provider of advanced telecommunications, Internet, networking and optics products and services. From April 1997 to September 1999, he was Chief Executive Officer of Alcatel USA Inc., the U.S. subsidiary of Alcatel. Prior to that, he held various management positions at Alcatel USA. From 1990 to 1991, he was head of research and development of the Network Systems Transmission Division at Rockwell International, a multi-industry company. This division was acquired by Alcatel in 1991. Mr. Prabhu is a director of ECI Telecom Ltd. and Symmetricom, Inc. Age: 49.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006

Rajiv L. Gupta, Director since March 2001. Mr. Gupta has been Chairman of the Board of Directors and Chief Executive Officer of Rohm and Haas Company, a specialty chemical company, since October 1999. From January 1999 to October 1999, he was Vice Chairman of Rohm and Haas. From 1996 to 1998, Mr. Gupta was a member of the Chairman’s Committee at Rohm and Haas and oversaw the company’s electronic materials business group. From 1993 to 1998, he served as a vice president of the company and director for the Asia-Pacific region. Mr. Gupta is currently a director of Rohm and Haas, Vanguard Group and the American Chemistry Council. Mr. Gupta is also a member of the board of trustees of Drexel University. Age: 58.

Thomas P. Salice, Director since July 2003. Mr. Salice joined AEA Investors LLC, a private equity firm, in July 1989 and became President and a director in January 1999, Chief Executive Officer in January 2000 and Vice Chairman of the Board of Directors in September 2002. Mr. Salice is a director of Marbo, Inc., Mettler-Toledo International Inc., Sovereign Specialty Chemicals, Inc. and Waters Corporation and is a trustee of Fordham University. Age: 44.

Rae F. Sedel, Director since March 2001. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She has also been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991. Previously, Ms. Sedel spent fifteen years with Pacific Telesis Group where she was Vice President-Consumer Markets. Age: 54.

BENEFICIAL OWNERSHIP OF AGERE COMMON STOCK

Beneficial Owners of More Than 5% of Our Common Stock

The following table sets forth certain information concerning the beneficial ownership of our common stock for each person or group of persons we know of, as of January 5, 2004, that beneficially owns more than 5% of either class of our common stock. The information below is based on public filings made by various stockholders. These filings contain information as of particular dates and may not reflect current holdings of our common stock. To our knowledge, other than as described below, the named person or group of persons has sole voting and investment power with respect to these securities.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(s)	No. of Shares	Percent of Class (1)	No. of Shares	Percent of Class (1)
FMR Corp.	72,635,023 (2)	9.1%	89,776,541 (2)	9.9%
82 Devonshire Street
Boston, MA 02109

Davis Selected Advisers, L.P.	71,414,118 (3)	9.0%
2949 East Elvira Road
Suite 101
Tucson, AZ 85706

Franklin Resources, Inc.	67,721,724 (4)	8.5%
One Franklin Parkway
San Mateo, CA 94403

Capital Research and Management Company	65,077,080 (5)	8.0%
333 South Hope Street
Los Angeles, CA 90071

Maverick Capital, Ltd.	48,531,800 (6)	6.1%
300 Crescent Court
18th Floor
Dallas, TX 75201

NWQ Investment Management Company, LLC	45,244,355 (7)	5.7%
2049 Century Park East
4th Floor
Los Angeles, CA 90067

(1)	For each person or group, the percentage of class ownership was determined by dividing the number of shares shown in the table by 791,038,216 or 907,994,888, the number of shares of our Class A and Class B common stock outstanding as of December 1, 2003, respectively, plus, in the case of ownership of our Class A common stock, the number of shares such person or group reported that it had the right to acquire upon conversion of our 6.5% Convertible Subordinated Notes due 2009.

(2)	Based on a Schedule 13G Information Statement and a Schedule 13G/A Information Statement each filed by FMR Corp. (FMR), Edward C. Johnson 3d and Abigail P. Johnson on February 13, 2003. The number of shares shown in the table includes 7,508,996 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009. Such Schedules disclose that FMR has sole voting power with respect to 5,196,789 and 4,353,495 shares of Class A and Class B common stock, respectively, and does not have shared voting power with respect to any shares. Mr. and Ms. Johnson do not have sole or shared voting power with respect to any shares, and their address is the same as FMR.

(3)	Based on a Schedule 13G Information Statement filed by Davis Selected Advisers, L.P. (Davis) on March 10, 2003. Davis is deemed to be the beneficial owner through its services as an investment adviser to persons who beneficially own the shares shown in the table.

(4)	Based on a Schedule 13G/A Information Statement filed by Franklin Resources, Inc. (FRI), Templeton Global Advisors Limited (Templeton) and the principal shareholders of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. (FRI Principal Shareholders), on January, 30, 2003. The FRI Principal Shareholders, together with FRI, may be deemed to be the beneficial owners of securities held by persons advised by subsidiaries of FRI. The number of shares shown in the table (but not the number beneficially owned by Templeton) includes 6,288,672 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009 beneficially owned by the reporting persons (other than Templeton). Such Schedule 13G/A discloses that: (i) Templeton, an investment adviser subsidiary of FRI, beneficially owns only 56,015,684 of the shares shown in the table, or 7.1% of our Class A common stock, and has sole voting power with respect to 55,999,239 shares; and (ii) the other FRI subsidiaries whose ownership is reported (Franklin Advisers, Inc., Templeton Investment Counsel, LLC, Franklin Templeton Investments Corp., Franklin Templeton Investment Management Limited and Fiduciary Trust Company International) have sole voting and dispositive power with respect to 11,706,040 shares. However, the Schedule 13G/A discloses that FRI and the FRI Principal Shareholders do not have sole voting or dispositive power with respect to any shares of our Class A common stock and that the reporting persons disclaim beneficial ownership of all shares reported. The address of the FRI Principal Shareholders is the same as FRI, and the address of Templeton is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas.

(5)	Based on a Schedule 13G/A Information Statement filed by Capital Research and Management Company (Capital) on February 13, 2003. The number of shares shown in the table includes 19,570,680 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009. Such Schedule 13G/A discloses that Capital does not have sole or shared voting power with respect to any shares of our Class A common stock and disclaims beneficial ownership of all shares reported therein.

(6)	Based on a Schedule 13G Information Statement filed by Maverick Capital, Ltd. (MCL), Maverick Capital Management, LLC (MCM) and Lee S. Ainslie III on February 14, 2003. MCL is an investment adviser and deemed to be the beneficial owner through the investment discretion it exercises over its clients’ accounts. MCM is the general partner of MCL and has the same address. Mr. Ainslie is a manager of MCM granted sole investment discretion, and his address is 767 Fifth Avenue, 11th Floor, New York, NY 10153.

(7)	Based on a Schedule 13G Information Statement filed by NWQ Investment Management Company, LLC (NWQ) on March 21, 2003. Such Schedule 13G discloses that NWQ has sole voting power with respect to 43,438,769 shares and does not have shared voting power with respect to any shares of our Class A common stock.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of our Class A and Class B common stock as of December 1, 2003 for: (a) each outside Director, (b) our Chief Executive Officer, who is also a Director, and the four other most highly compensated executive officers in fiscal 2003 and (c) all of our current Directors and executive officers as a group. To our knowledge, except as otherwise noted, the named individual had sole voting and investment power with respect to these securities.

Name	Class A Common Stock Beneficially Owned (1)(2)	Class B Common Stock Beneficially Owned (1)
(a)
Richard L. Clemmer	50,010	10,264
Rajiv L. Gupta	87,287	—
Richard S. Hill	—	—
Krish Prabhu	60,000	—
Thomas P. Salice	—	276,100	(3)
Rae F. Sedel	97,475	—
Harold A. Wagner	130,000	30,000
John A. Young	125,000	—
(b)
John T. Dickson	6,224,435	69,675
Ronald D. Black	825,837	—
Sohail A. Khan	1,685,620	—
Ahmed Nawaz	1,980,721	8,808
Peter Kelly	815,414	542
(c)
Directors and executive officers as a group (14 persons)	12,541,845	395,714

(1)	No individual Director or executive officer identified above owned more than 1% of our outstanding Class A or Class B common stock as of December 1, 2003. As of that date, the Directors and executive officers as a group beneficially owned 1.6% of our Class A common stock and less than 1% of our Class B common stock.

(2)	Includes beneficial ownership of the following numbers of shares of Agere Systems Class A common stock that (a) may be acquired within 60 days of December 1, 2003 pursuant to stock options awarded under Agere Systems stock plans or (b) are subject to restricted stock unit awards that vest within 60 days of December 1, 2003.

	(a)	(b)
• Mr. Clemmer	50,000	—
• Mr. Gupta	80,000	—
• Mr. Prabhu	50,000	—
• Ms. Sedel	80,000	—
• Mr. Wagner	105,000	—
• Mr. Young	120,000	—
• Mr. Dickson	6,113,837	18,690
• Mr. Black	794,997	—
• Mr. Khan	1,656,399	9,345
• Mr. Nawaz	1,897,742	9,345
• Mr. Kelly	799,156	—
• Directors and executive officers as a group	12,199,003	40,371

(3)	Includes 245,434 shares held jointly and over which Mr. Salice shares voting and investment power with his spouse, and 30,666 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on our common stock to that of the S&P 500 Index and the Philadelphia Semiconductor Index. The graphs assume that a $100 investment was made in our common stock and each of the indices at the earliest date shown, and that dividends, if any, were reinvested. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

The following graph compares the cumulative total stockholder return on our Class A common stock to that of the S&P 500 Index and the Philadelphia Semiconductor Index from March 28, 2001, the date on which our Class A common stock began trading on the New York Stock Exchange, through September 30, 2003.

	28-Mar-01	30-Sep-01	31-Mar-02	30-Sep-02	31-Mar-03	30-Sep-03
Agere Systems Class A Common Stock	$100.00	$68.77	$64.62	$18.27	$26.58	$51.00
S&P 500 Index	$100.00	$90.26	$99.49	$70.69	$73.54	$86.36
Philadelphia Semiconductor Index	$100.00	$64.54	$102.80	$41.15	$51.17	$72.50

The following graph compares the cumulative total stockholder return on our Class B common stock to that of the S&P 500 Index and the Philadelphia Semiconductor Index from June 3, 2002, the date on which our Class B common stock began trading on the New York Stock Exchange, through September 30, 2003.

	3-Jun-02	30-Sep-02	31-Mar-03	30-Sep-03
Agere Systems Class B Common Stock	$100.00	$31.63	$47.92	$92.33
S&P 500 Index	$100.00	$78.34	$81.50	$95.70
Philadelphia Semiconductor Index	$100.00	$52.78	$65.64	$93.00

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

One of the functions of Agere Systems’ Compensation Committee is to oversee the company’s compensation plans and practices. We work with management to establish Agere Systems’ compensation philosophy and the outlines of Agere Systems’ compensation programs.

We also review and establish the individual compensation levels for members of senior management. In doing so, we consider the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its leaders are appropriate.

Executive Compensation Philosophy

Our compensation program was designed to attract, motivate and retain the highly talented individuals Agere Systems needs to drive business success. The program reflects the following principles:

•	Compensation should be related to performance

Our compensation program reinforces the company’s business and financial objectives. Employee compensation will vary based on company and individual performance. When the company performs well based on financial and non-financial measures, employees will receive greater incentive compensation. When the business does not meet objectives or is facing financial challenges, incentive awards will be reduced. An employee’s individual compensation will also vary based on the person’s performance, contribution and overall value to the business. And, employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

•	Agere Systems employees should think like Agere Systems stockholders

We believe that Agere Systems employees should act in the interests of Agere Systems stockholders and the best way to encourage them to do that is through an equity stake in the company. We do this in a number of ways. Stock option grants have been made to most employees. In addition, we have an employee stock purchase plan that enables employees to purchase Agere Systems stock at a discount through payroll deductions and 401(k) plans under which U.S. employees can invest in Agere Systems common stock. Our goal is to have market competitive stock programs that encourage each employee to act like an owner of the business.

•	Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals

Our compensation program is designed to balance short and long term financial objectives, build stockholder value and reward individual and company performance.

When we determine compensation levels for executive officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall compensation levels between the 50th and the 75th percentile of our comparison group. The company’s primary competitors for executive talent are semiconductor companies. However, because the company generally requires skills from a more varied set of backgrounds, we also benchmark against other similarly sized multinational companies.

It is our policy to have the compensation paid to the company’s five most highly compensated executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code unless there is a valid compensation reason that would justify paying non-deductible amounts. We have structured our incentive plans so that bonuses and stock options can be fully deductible. Non-deductible compensation would typically take the form of sign on or guaranteed bonuses and restricted stock units agreed to when we hire an officer in order to provide the individual with an incentive to join the company and may include relocation benefits.

Components of Our Compensation Program

The components of our executive compensation program are:

•	Base Salary

•	Short Term Bonus

•	Medium Term Incentives

•	Long Term Incentives

1.	Base Salary

We target base salaries for senior management at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. We conduct surveys periodically to ensure that our salaries are competitive. We believe that compensation above competitive levels should come primarily from the variable portion of the compensation package.

2.	Short Term Bonus

We designed the bonus component of incentive compensation to align employees’ pay with the short term performance of the company. In fiscal 2003, bonuses for employees other than our senior management were tied to achievement of quarterly revenue, operating income and cash flow targets.

In October 2002, we set fiscal 2003 bonus targets for senior management at a time when we were incurring large losses, consuming cash and still facing uncertain market conditions. Because of difficult business conditions, we also had not paid bonuses to senior management in fiscal 2001 or fiscal 2002. We felt that the most important goal for senior management was to return the company to profitability, so we conditioned bonuses for senior management on the company achieving a profitability target. The sooner the target was reached, the higher the payouts would be. If we did not meet the target, we would not pay bonuses to senior managers. We reached the target in the fourth quarter of the fiscal year. As a result, our senior managers earned bonus payments at their target levels for the year.

3.	Medium Term Incentives

In fiscal 2003, we wanted to encourage senior management to improve the company’s revenues when compared to those of our peers, while at the same time, not sacrificing profitability. We adopted our Medium-Term Incentive Plan, which provides for cash payments to participating executives to the extent that the company improves its revenue compared to the revenue of a group of competitors over a two-year performance period, so long as the profitability target in our financial plan is also met. We set aggressive targets under the plan so that we would have to see significant improvement in our competitive position before payments would be made. At the end of fiscal 2003, which is halfway through the program, our performance would not entitle senior management to payments under the plan.

4.	Long Term Incentives: Stock Options

We believe that making employees think like owners is a key objective for our compensation program and that retention of our senior management team is essential to Agere Systems’ success. We have an annual stock option grant program that addresses these goals. Target grants were based on a review of the grant practices of our comparison group. Actual grants were then adjusted based on individual performance, impact to the business and retention, and to take into account participation in the Medium-Term Incentive Plan.

Compensation of the Chief Executive Officer

We believe that Mr. Dickson has continued to provide outstanding leadership for the company through some of the most difficult market conditions our industry has ever seen. He has also successfully led the company back to profitability after a severe market downturn and major corporate restructuring activities.

In fiscal 2003, Mr. Dickson’s salary remained at $800,000 per year; however, he and other senior leaders continued to voluntarily reduce their salaries in light of the difficult conditions facing the company. Accordingly, we paid him $640,000 in salary for fiscal 2003. The voluntary salary reductions ended on September 30, 2003.

In fiscal 2003, we granted Mr. Dickson a stock option for two million shares. We believed that this grant, when combined with his opportunity under the Medium-Term

Incentive Plan, provided Mr. Dickson with the ability to achieve long term compensation that was competitive with long term compensation packages offered by members of our compensation comparison group if the company’s absolute performance as well as its relative performance compared to its peers improved considerably.

As described above, bonuses for fiscal 2003 for senior management, including Mr. Dickson, depended on the company meeting a profitability target. In determining Mr. Dickson’s final bonus, we also took into account the company’s performance on a wide range of measures contained in our corporate “scorecard” for the year. These include financial measures such as revenue and net income, as well as non-financial measures, such as design win activity, manufacturing performance, new product introductions and customer satisfaction. Based on this evaluation and the bonus program described above, we awarded Mr. Dickson a bonus of $600,000 for fiscal 2003.

Rae F. Sedel (Chair)
Harold A. Wagner
John A. Young

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Positon (1)	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($) (2)	Securities Underlying Options (#) (3)	All Other Compensation ($) (4)
John T. Dickson	2003	640,000	600,000	43,975	—	2,000,000	580,666
President and Chief	2002	680,000	—	104,263	—	—	95,500
Executive Officer	2001	800,000	—	22,895	3,522,000	4,557,030	2,500

Ronald D. Black	2003	396,000	330,000	8,207	—	750,000	169,747
Executive Vice President,	2002	407,000	—	65,799	—	220,000	638,033
Client Systems Group

Sohail A. Khan	2003	396,000	330,000	4,583	—	600,000	43,527
Executive Vice President,	2002	407,000	—	10,320	—	—	5,500
Infrastructure Systems Group	2001	440,000	—	7,387	812,000	1,545,306	2,500

Ahmed Nawaz	2003	396,000	330,000	9,218	—	600,000	55,333
Executive Vice President,	2002	407,000	—	20,177	—	—	2,816
Worldwide Sales Group	2001	440,000	—	7,642	812,000	1,540,999	2,500

Peter Kelly	2003	352,500	300,000	9,310	—	750,000	14,266
Executive Vice President,	2002	323,750	—	—	—	325,000	6,000
Operations Group

(1)	Includes those who in fiscal 2003 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. Messrs. Black and Kelly became executive officers in fiscal 2002.

(2)	The amounts shown in this column reflect the value of Lucent restricted stock unit awards granted by Lucent before our initial public offering. The awards have been valued for this table using the closing prices of Lucent common stock on the New York Stock Exchange Composite Transaction Tape on the grant dates of the awards. In connection with our spin-off from Lucent on June 1, 2002, these awards were converted into Agere Systems restricted stock unit awards at the time of the spin-off. Based on the closing price of Agere Systems Class A common stock on September 30, 2003, the aggregate number and value of all restricted stock units held by the named executive officers as of that date were as follows: Mr. Dickson (149,520 – $459,026), Mr. Khan (37,380 – $114,757) and Mr. Nawaz (97,625 – $299,709). If we determine to pay dividends, dividend equivalents will not be paid on these restricted stock units. The restricted stock units granted in fiscal 2001 vest 25% on each anniversary of the grant date.

(3)	Awards granted prior to our initial public offering in March 2001 were granted with respect to Lucent common stock. The amounts shown in this column have been adjusted to reflect the conversion on June 1, 2002 of Lucent stock options to options to purchase Agere Systems Class A common stock in connection with our spin-off from Lucent. Thus, the number of shares shown relates only to options to purchase Agere Systems Class A common stock. The conversion was intended to preserve the economic value of the options at the time of the spin-off.

(4)	The amounts shown for fiscal 2003 include (a) company contributions to savings plans: $6,000 for Messrs. Dickson, Black, Khan and Kelly; and $5,166 for Mr. Nawaz and (b) payment of premiums for term life insurance of $6,345 for Mr. Dickson; $960 for Mr. Black; $2,070 for Mr. Khan; $3,150 for Mr. Nawaz and $2,460 for Mr. Kelly.

In fiscal 2003, we terminated a split dollar life insurance program in which several of our executives participated. When the program terminated, the cash value of each participant’s policy was paid to the participant. These amounts were $254,484 for Mr. Dickson, $35,457 for Mr. Khan, $47,017 for Mr. Nawaz and $3,847 for Mr. Kelly.

During fiscal 2003, Mr. Dickson relocated to the Allentown area and Mr. Black was assigned to our office in Ascot, U.K. In connection with his move, Mr. Dickson received $313,837 of relocation benefits. Under our international assignment policy, which is available to all employees on a temporary international assignment and is designed so that employees are not disadvantaged by their international assignment, Mr. Black received reimbursements and payments of $162,787, consisting principally of relocation benefits and reimbursement of additional living expenses. Mr. Kelly received $1,959 of relocation benefits related to an earlier move.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($) (1)
John T. Dickson	2,000,000	3.0	0.995	10/31/09	1,156,800
Ronald D. Black	750,000	1.1	0.995	10/31/09	433,800
Sohail A. Khan	600,000	0.9	0.995	10/31/09	347,040
Ahmed Nawaz	600,000	0.9	0.995	10/31/09	347,040
Peter Kelly	750,000	1.1	0.995	10/31/09	433,800

(1)	As permitted by the rules of the Securities and Exchange Commission, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of our Class A common stock during the applicable period.

Each of the options shown in the table entitles the holder to purchase Class A common stock and vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present values: the option will be exercised after 2.75 years, volatility of 95%, no annual dividend yield and a risk-free rate of return of 2.0648%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Dickson	—	—	5,100,911	4,307,294	—	4,150,000
Ronald D. Black	—	—	501,247	1,148,753	—	1,556,250
Sohail A. Khan	—	—	1,327,018	1,248,753	—	1,245,000
Ahmed Nawaz	—	—	1,472,763	1,364,811	—	1,245,000
Peter Kelly	—	—	510,837	1,126,303	—	1,556,250

All options shown above, when exercisable, entitle the holder to purchase shares of our Class A common stock.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts Under Non-Stock Price-Based Plans (1)
Name	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
John T. Dickson	10/1/02 – 9/30/04	600,000	2,400,000	4,800,000
Ronald D. Black	10/1/02 – 9/30/04	165,000	660,000	1,320,000
Sohail A. Khan	10/1/02 – 9/30/04	165,000	660,000	1,320,000
Ahmed Nawaz	10/1/02 – 9/30/04	165,000	660,000	1,320,000
Peter Kelly	10/1/02 – 9/30/04	150,000	600,000	1,200,000

(1)	The awards shown above were granted under our Medium-Term Incentive Plan. The plan provides for cash payments to participating executives to the extent that the company is able to improve its revenue compared to the revenue of a group of competitors over a two-year performance period, so long as the profitability target in our financial plan is also met. The amount of any payout depends on the participant’s base salary on September 30, 2004. For purposes of this chart, we have assumed the following base salary amounts: Mr. Dickson — $800,000, Messrs. Khan, Nawaz and Black — $440,000, and Mr. Kelly — $400,000. These amounts are the base salaries in effect at the time this proxy statement was printed. If a participant is involuntarily terminated other than for cause or terminates employment after an event constituting good reason, the participant will receive a target award if the termination followed a change in control. The participant will receive a pro-rated award following any other involuntary termination other than for cause. The Compensation Committee may terminate the plan, but if it chooses to do so, participants will be entitled to a target payment.

Pension Plans

The individuals named in the Summary Compensation Table participate in our non-contributory retirement income plan. Two programs are available under the plan: a service based program and an account balance program. Participants have been given full credit under our retirement income plan for service and compensation accrued under the Lucent retirement income plan.

The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

•	Average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	Pay subsequent to December 31, 1998; and

•	Annual bonus award paid in December 1997.

Average annual pay includes base salary and annual bonus awards.

The account balance program generally covers management employees hired on or after January 1, 1999 and before July 1, 2003. Under this program, we establish an account for each participating employee and make annual contributions to that account based on the employee’s age, salary and bonus, in accordance with the following schedule:

Age	Contributions as a percent of salary and bonus
less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year.

Management employees hired on or after July 1, 2003 do not participate in our retirement income plan.

Messrs. Dickson, Khan and Nawaz participate in the service based program. Messrs. Black and Kelly participate in the account balance program.

The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee’s age is at least 50 and, when added to the employee’s years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A 3% reduction is made for each year that age plus years of service is less than 75. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

Federal laws place limitations on compensation amounts that may be included under this plan. In 2003, up to $200,000 in eligible base salary and bonus could be included in the calculation under the retirement income plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid, under a supplemental pension plan. This plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the retirement income plan. Pension amounts under the retirement income and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the retirement income and supplemental pension plans.

In addition, Messrs. Dickson, Khan and Nawaz are entitled to a supplemental pension benefit under the supplemental pension plan. The annual amount of this benefit generally will equal the product of (i) pay computed in accordance with the 3 bullets above, ignoring the limitations under federal law on compensation that may be included under our retirement income plan, divided by years of service, (ii) 0.7% and (iii) the difference between 35 and the maximum number of years of service that the participant could complete by age 65 (but not to exceed actual net credited years of service).

If Messrs. Dickson, Khan and Nawaz continue in the positions identified above and retire at the normal retirement age of 65, the estimated annual pension payable to them under the retirement income and supplemental pension plans would be $487,318, $340,090 and $282,657, respectively. These amounts are single-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available. The estimated balance in the account balance program at age 65 would be $4,565,929 for Mr. Black and $2,638,076 for Mr. Kelly. This represents a lump sum payment; other optional forms of payment are available.

OTHER ARRANGEMENTS WITH EXECUTIVES

Officer Severance Plan

Agere Systems has a severance policy that provides for a number of benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These salary and bonus payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can request accelerated payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditional upon signing a release and will be offset by any individually negotiated arrangement. The policy provides that if an officer is subject to the tax imposed under Section 4999 of the Internal Revenue Code, the officer will receive additional payments from the company such that, after payment of all taxes, the officer retains the amount that the officer would have retained had that tax not applied.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2005 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at Agere Systems Inc., 1110 American Parkway NE, Allentown, Pennsylvania 18109:

•	Not later than September 14, 2004, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	On or after October 8, 2004, and on or before November 7, 2004, if the proposal is submitted pursuant to Agere Systems’ by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

January 12, 2004

ADMISSION TICKET

AGERE SYSTEMS INC.
2004 ANNUAL MEETING OF STOCKHOLDERS
Thursday, February 19, 2004
9:00 a.m. Eastern Standard Time

Edward Nash Theater
Raritan Valley Community College
Rt. 28W and Lamington Road
North Branch, New Jersey 08876

THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.

Directions:

FROM THE NORTH

Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approx. 3 miles and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE SOUTH

Take Interstate 287 NORTH to the Route 22 WEST exit. After approx. 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light. Proceed straight to enter the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE EAST

Take Interstate 78 WEST. Proceed on 78 WEST and get off at Exit 26 (Lamington/ North Branch). At traffic light at off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE WEST

Take Interstate 78 EAST and get off at Exit 26 (Lamington/North Branch). Turn right at light onto Lamington Road (County Road 665). Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

NOTE: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

PROXY

2004 ANNUAL MEETING OF STOCKHOLDERS
February 19, 2004
9:00 a.m. Eastern Standard Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, FEBRUARY 19, 2004.

The shares of common stock of Agere Systems Inc. you are entitled to vote at the 2004 Annual Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint John T. Dickson, John W. Gamble, Jr. and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Changes:

(If you noted any address changes above, please mark the corresponding box on the other side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

AGERE SYSTEMS INC. 1110 AMERICAN PARKWAY NE ROOM 12K-301 ALLENTOWN, PA 18109

•   VOTE BY INTERNET - www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•   VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions provided.

•   VOTE BY MAIL
Mark, sign and date your proxy card below and return it in the postage-paid envelope we have provided or return it to Agere Systems Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Standard Time on February 18, 2004. If you vote over the Internet or by telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN:	AGRSYS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGERE SYSTEMS INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

Election of Directors

1.	To elect as Directors the nominees listed below whose terms are described in the proxy statement. 01) Richard L. Clemmer 02) John T. Dickson	For All	Withhold All		For All Except		To withhold authority to vote for either nominee, mark “For All Except” and write the nominee’s number on the line below.

		|_|	|_|		|_|

Please sign exactly as your name(s) appear above. If held jointly, all owners must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes, please mark the box to the right and write them on the other side where indicated.				|_|

Please indicate if you plan to attend this meeting				|_|		|_|
				Yes		No

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners)				Date